Filed Pursuant to Rule 433

Registration No. 333- 283481

December 2, 2024

Cencora, Inc.

$500,000,000 4.625% Senior Notes due 2027
$600,000,000 4.850% Senior Notes due 2029
$700,000,000 5.150% Senior Notes due 2035

Pricing Term Sheet

	$500,000,000 4.625% Senior Notes due 2027	$600,000,000 4.850% Senior Notes due 2029	$700,000,000 5.150% Senior Notes due 2035
Issuer:	Cencora, Inc.
Offering Format:	SEC Registered
Trade Date:	December 2, 2024
Settlement Date*:	December 9, 2024 (T+5)
Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Truist Securities, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	Morgan Stanley & Co. LLC PNC Capital Markets LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc. BBVA Securities Inc. WauBank Securities LLC	MUFG Securities Americas Inc. Scotia Capital (USA) Inc. SG Americas Securities, LLC Truist Securities, Inc. BBVA Securities Inc. WauBank Securities LLC	MUFG Securities Americas Inc. Scotia Capital (USA) Inc. SG Americas Securities, LLC Truist Securities, Inc. BBVA Securities Inc. WauBank Securities LLC
Security Title:	4.625% Senior Notes due 2027	4.850% Senior Notes due 2029	5.150% Senior Notes due 2035
Principal Amount:	$500,000,000	$600,000,000	$700,000,000
Coupon:	4.625%	4.850%	5.150%
Maturity Date:	December 15, 2027	December 15, 2029	February 15, 2035
Public Offering Price:	99.815% of the principal amount	99.968% of the principal amount	99.945% of the principal amount
Yield to Maturity:	4.691%	4.857%	5.158%
Spread to Benchmark Treasury:	55 basis points	77 basis points	97 basis points
Benchmark Treasury Issue:	4.125% due November 15, 2027	4.125% due November 30, 2029	4.250% due November 15, 2034
Benchmark Treasury Price:	99-30+	100-05+	100-16
Benchmark Treasury Yield:	4.141%	4.087%	4.188%
Ratings**:	Baa2 (Positive) (Moody’s) / BBB+ (Stable) (S&P) / A- (Stable) (Fitch)
Interest Payment Dates:	June 15 and December 15, beginning June 15, 2025	June 15 and December 15, beginning June 15, 2025	February 15 and August 15, beginning February 15, 2025
Optional Redemption:	Make-whole call at T+10 basis points Par call on or after November 15, 2027 (the date that is one month prior to maturity)	Make-whole call at T+12.5 basis points Par call on or after November 15, 2029 (the date that is one month prior to maturity)	Make-whole call at T+15 basis points Par call on or after November 15, 2034 (the date that is three months prior to maturity)

Special Mandatory Redemption:	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest under the circumstances described in the preliminary prospectus supplement for this offering
Change of Control Triggering Event Put:	101% of principal amount plus accrued interest to the date of purchase
CUSIP:	03073E AV7	03073E AW5	03073E AY1
ISIN:	US03073EAV74	US03073EAW57	US03073EAY14

*It is expected that delivery of the notes will be made against payment therefor on or about December 9, 2024, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is one business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed an automatic shelf registration statement, including a prospectus dated November 26, 2024 (File No. 333-283481), and a preliminary prospectus supplement dated December 2, 2024 with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.